CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Disclosure of Portfolio Holdings,” “Other Service Providers” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated March 1, 2011 on the financial statements and financial highlights of American Beacon Money Market Select Fund and American Beacon U.S. Government Money Market Select Fund as of and for the year ended December 31, 2010 in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).
/s/ Ernst & Young LLP
Dallas, Texas
April 25, 2011